Exhibit 4.2

CERTIFICATE OF DESIGNATIONS

OF THE POWERS, PREFERENCES AND RIGHTS

OF SERIES D PREFERRED STOCK OF

COMMUNITY FINANCIAL SHARES, INC.

Community Financial Shares, Inc., a Delaware corporation (the “Company”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Company (“Board of Directors”) by the Certificate of Incorporation of the Company (as amended, “Certificate of Incorporation”) and applicable law, the following resolutions were duly adopted by the Board of Directors.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to, and vested in, the Board of Directors in accordance with the provisions of its Certificate of Incorporation, the Company does hereby create and designate a series of preferred stock, $1.00 par value per share, and the Board of Directors does hereby fix the relative rights and preferences of the shares of such series as follows:

1. Definitions.

(a) “Act” means the Securities Exchange Act of 1934, as amended, or any successor provisions, including any rules or regulations promulgated thereunder.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Authorized Share Failure” has the meaning set forth in Section 6(e).

(d) “BHCA” means the Bank Holding Company Act of 1956, as amended.

(e) “BHC Affiliates” means, with respect to an Person, its Affiliates and all of its “affiliates” as defined in the BHCA or Regulation Y of the Board of Governors of the Federal Reserve.

(f) “Board of Directors” has the meaning set forth in the preamble.

(g) “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by applicable law to close.

(h) “Bylaws” means the bylaws of the Company (as amended).

(i) “Certificate” has the meaning set forth in Section 6(c)(i).

(j) “Certificate of Designations” means this Certificate of Designations.

(i) “Certificate of Incorporation” has the meaning set forth in the preamble.

(k) “Change of Control” means any of the following transactions that is approved by at least a majority of the members of the Board of Directors:

(i) the acquisition by any Person (other than the current members of the Board or any of their descendants, the Company, or any savings, pension or other benefit plan for the benefit of the employees of the Company or subsidiaries thereof), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of voting securities of the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company) where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock then entitled to vote generally in the election of directors;

(ii) a reorganization, merger, consolidation or other corporate transaction involving the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company) with respect to which the shareholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iii) the sale, transfer or assignment of all or substantially all of the assets of the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company) to any third party; or

(iv) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (i) through (iii), as reasonably determined by the Board of Directors.

(l) “Closing Price” means, with respect to the Common Stock and on any particular date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange, as reported on the quotation system on which such security is quoted. If the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange and not reported on a quotation system on such date, the “Closing Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on such date as reported by the OTC Markets Group Inc. or similar organization. If none of the foregoing apply, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Common Stock on such date from each of at least three nationally recognized investment banking firms selected by the Company for this purpose.

(m) “Common Stock” means the common stock, no par value, of the Company.

(n) “Company” has the meaning set forth in the preamble.

(o) “Company Securities” means (i) any Common Stock, (ii) securities convertible into or exercisable or exchangeable for Common Stock, (iii) any Preferred Stock, (iv) any other equity or equity-linked securities issued by the Company, and (v) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked securities issued by the Company.

(p) “Conversion Date” has the meaning set forth in Section 6(c)(i).

(q) “Conversion Notice” has the meaning set forth in Section 6(c)(i).

(r) “Conversion Price” means $1.00 per share of Common Stock, as the same may be adjusted as provided in Section 7 hereof.

(s) “Conversion Rate” means a number equal to (i) $100.00 (as adjusted for any split, subdivision, combination or consolidation, recapitalization or similar event with respect to the Series D Preferred Stock) divided by (ii) the Conversion Price.

(t) “Deemed Liquidation” has the meaning set forth in Section 5(d).

(s) “Deemed Liquidation Payment” has the meaning set forth in Section 5(d).

(u) “Distribution” means payment of dividends or distributions, whether payable in cash, securities, options or other property (including any distributions of any rights, (including rights relating to the issuance, grant or sale of stock, warrants, securities or other property.

(v) “DTC” has the meaning set forth in Section 6(c)(ii).

(w) “Eligible Transferee” has the meaning set forth in Section 6(b).

(x) “Fair Market Value” means, (i) for any security, the Closing Price, (ii) with respect to property other than a security, the fair market value determined in good faith by a nationally recognized investment banking firm selected by the Company, and (iii) for any cash, the amount of such cash.

(x) “Holder” means a holder of shares of Series D Preferred Stock.

(y) “Junior Securities” has the meaning set forth in Section 5(a).

(z) “Liquidation Preference” has the meaning set forth in Section 5.

(aa) “Parity Securities” has the meaning set forth in Section 5(a).

(bb) “Permitted Transfer” means a transfer by any Holder: (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of Voting Securities of the Company; or (iii) to a transferee that would control more than fifty percent (50%) of the Voting Securities of the Company without any transfer from the Holder.

(cc) “Person” means any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Act.

(dd) “Registration Rights Agreement” has the meaning set forth in the Securities Purchase Agreement.

(ee) “Reorganization” means

(i) an acquisition, reorganization, merger, consolidation or other corporate transaction involving the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company);

(ii) the sale, transfer or assignment of all or substantially all of the assets of the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company); or

(iii) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (i) or (ii) as reasonably determined by the Board of Directors.

(ff) “Required Reserve Amount” has the meaning set forth in Section 6(e).

(gg) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of November 13, 2012, by and between the Company and the investors named therein.

(hh) “Senior Indebtedness” means (i) the principal, premium, if any, and interest in respect of (A) indebtedness of the Company for money borrowed (including deposit obligations) and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company; (ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business); (iv) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, banker’s acceptance, security purchase facilities and similar credit transactions; (v) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contract and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company).

(ii) “Senior Securities” has the meaning set forth in Section 5(a).

(jj) “Series A Preferred Stock” means the 6,970 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, of the Company previously issued to the U.S. Department of Treasury by the Company pursuant to the U.S. Department of Treasury’s Trouble Asset Relief Program Capital Purchase Program.

(kk) “Series B Preferred Stock” means the 349 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value per share, of the Company previously issued to the U.S Department of Treasury by the Company pursuant to the U.S Department of Treasury’s Trouble Asset Relief Program Capital Purchase Program.

(ll) “Series C Preferred Stock” means the shares of Series C Convertible Noncumulative Perpetual Preferred Stock, $1.00 par value per share, of the Company.

(mm) “Series D Preferred Stock” has the meaning set forth in Section 3.

(nn) “Series E Preferred Stock” means the shares of Series E Convertible Noncumulative Perpetual Preferred Stock, $1.00 par value per share, of the Company.

(nn) “Share Delivery Date” has the meaning set forth in Section 6(c)(ii).

(oo) “Surviving Entity” means the successor Person in any Reorganization other than the Company, provided that if (i) such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on a national securities exchange, quotation system or over-the-counter market and (ii) the common stock or equivalent equity security of the parent entity that, directly or indirectly, controls such Person (a “Parent Entity”) is quoted or listed on a national securities exchange, quotation system or over-the-counter market, “Surviving Entity” shall mean such Person’s Parent Entity; provided further that if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Reorganization shall be deemed to be the “Surviving Entity”.

(pp) “Transaction Documents” means collectively the Securities and Purchase Agreement, the Registration Rights Agreement, and each of the other agreements entered into by the Company, on the one hand, and Holders and/or the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, on the other hand, in connection with the issuance of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(qq) “Voting Ownership Interest” means, with respect to any particular date and with respect to any Holder, the percentage of any class of Voting Securities of the Company deemed to be owned or controlled by the Holder (when aggregated with its BHC Affiliates) for purposes of, and in accordance with, the BHCA and its implementing regulations and guidance.

(rr) “Voting Securities” means shares of any class or series of capital stock of the Company that entitle the holders thereof (either as a separate class or series, or together with any other class or series of the Company’s capital stock) to vote on (a) the election of directors of the Company or (b) with regard to any additional matter, other than (i) the issuance of additional amounts or classes of senior securities, (ii) the modification of the terms of the security or interest so as to significantly and adversely affect its rights or preference, (iii) the dissolution of the Company, (iv) the payment of dividends by the Company when preferred dividends are in arrears or (v) such other items customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preference of the security or interest.

2. Interpretation. For the purposes hereof, unless the context requires otherwise: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the Certificate of Designations as a whole and not to any particular provision of the Certificate of Designations, and Section references are to the Sections of the Certificate of Designations unless otherwise specified; (iii) the word “including” and words of similar import when used in the Certificate of Designations shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) the terms “Dollars”, “cents” and “$” shall mean U.S. dollars; (vi) with respect to determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) references to any statute shall be deemed to refer to such statute as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (viii) the word “hereby,” or the term “contemplated hereby,” when used in the Certificate of Designations, shall refer to the Certificate of Incorporation and the Certificate of Designations and not to any other agreement or instrument; and (ix) any calculations of “as-converted” or “fully converted” basis or similar concept, unless otherwise expressly provided otherwise, shall be of the maximum number of shares of Common Stock into which such Series D Preferred Stock would be convertible assuming for such purposes that the Series D Preferred Stock would be convertible at such time and that there would be sufficient authorized shares of Common Stock to permit such conversion at such time.

3. Designation; Number of Shares. The series of preferred stock to which this Statement of Designation relates is designated “Series D Convertible Noncumulative Perpetual Preferred Stock,” par value $1.00 per share (the “Series D Preferred Stock”). Each share of Series D Preferred Stock has the designations, preferences, limitations and relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as described herein. The authorized number of shares of Series D Preferred Stock is 85,000. Each share of Series D Preferred Stock is identical in all respects to every other share of Series D Preferred Stock. The Series D Preferred Stock shall be perpetual until such time as no shares of Series D Preferred Stock remain outstanding

4. Dividends. Distributions may be paid on the Series D Preferred Stock as and when declared by the Board of Directors, subject, however, to the prior and superior rights of the holders of Senior Securities. In addition, the Holders of record shall be entitled to receive, on a fully converted basis, as, when, and if declared by the Board of Directors, Distributions in the same per share amount as paid on the Common Stock, and no Distributions shall be payable on Junior Securities or Parity Securities unless an identical Distribution is payable at the same time on the Series D Preferred Stock; provided however, that if a Distribution payable in Common Stock is declared on the Common Stock, the Conversion Price shall be adjusted pursuant to Section 6(f) in lieu of the Holders receiving an equivalent Distribution. Distributions that are payable on Series D Preferred Stock shall be payable to the Holders of record as they appear on the stock register of the Company on the applicable record date, as determined by the Board of Directors, which record date, in the case of a Distribution in which a Distribution is also paid on the Common Stock, shall be the same as the record date for the Distribution on the Common Stock. The Company will not make any Distribution to the stockholders of the Company which could reasonably be determined to materially adversely affect the rights, powers, privileges and preferences afforded to the Holders with respect to the right to receive the Liquidation Preference in the event of any liquidation, dissolution or winding up of the affairs of the Company (including any such event following a sale, transfer or assignment of all or substantially all of the assets of the Company).

5. Liquidation Preference.

(a) Rank. The Series D Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case rank (i) subordinate and junior to the Company’s Series A Preferred Stock and Series B Preferred Stock, Senior Indebtedness (as defined herein) and all other securities of the Company issued or established after the date of this Certificate of Designations by the Company which, by their respective terms, are senior to the Series D Preferred Stock (“Senior Securities”); (ii) on parity with the Company’s Series C Preferred Stock, the Series E Preferred Stock and each other class or series of preferred stock established after the date of this Certificate of Designations by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (“Parity Securities”); and (iii) senior to the Company’s Common Stock and each other class or series of the Company’s capital stock outstanding or established or issued after date of this Certificate of Designations by the Company the terms of which do not expressly provide that such shares of capital stock rank on a parity with or senior to the Series D Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (“Junior Securities”).

(b) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, Holders shall be entitled to receive for each share of Series D Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or any other Junior Securities, an amount equal to the greater of (i) the sum of (A) $100.00 per share of the Series D Preferred Stock (as adjusted for any split, subdivision, combination or consolidation, recapitalization or similar event with respect to the Series D Preferred Stock) and (B) the amount of any declared, but unpaid, Distributions to the date of payment and (ii) the amount such Holder would have received if such share of Series D Preferred Stock had been fully converted into shares of Common Stock in accordance with this Certificate of Designations immediately prior to such liquidation, dissolution or winding up (such greater amount of the foregoing clauses (i) and (ii), the “Liquidation Preference”).

(c) Partial Payment. If, in any distribution described in Section 4 and this Section 5, the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series D Preferred Stock and the corresponding amounts payable with respect to any other stock of the Company ranking equally with Series D Preferred Stock as to such distribution, Holders and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(d) Change in Control; Deemed Liquidations. Not less than twenty calendar days prior to the date that a contemplated Change of Control is expected to be consummated, the Company shall notify each Holder of the anticipated consummation date of such Change of Control by written notice via facsimile or email and overnight courier. Upon the election of a Holder (an “Electing Holder”) in writing given to the Company not later than five Business Days prior to the anticipated consummation date in the foregoing notice, the consummation by the Company of a Change of Control will constitute a liquidation, dissolution or winding up of the Company (a “Deemed Liquidation”) solely with respect to any or all of the Series C Preferred Stock held by such Holders and, upon such election, shall have the right to receive a distribution in accordance with this Section 5 (a “Deemed Liquidation Payment”). The Company shall make payment of the Deemed Liquidation Payment to any Electing Holder concurrently with the consummation of such Change of Control and in the event that the Company does not pay the Deemed Liquidation Payment on such date, an Electing Holder shall have the right to void its election. If the Company fails to pay the Deemed Liquidation Payment in full when due in accordance with this Section 5(d), the Company will pay interest thereon at a rate equal to the lesser of 25% per annum and the maximum rate permitted by applicable law, accruing daily from such date until the Deemed Liquidation Payment, plus all such interest thereon, is paid in full. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to comply with its obligations under this Section 5(d).

6. Conversion.

(a) Series C Preferred Stock. Each share of Series D Preferred Stock shall be convertible at any time into one share of Series C Preferred Stock in the manner set forth in Section 6(c); provided no such conversion may result in a Holder, together with all BHC Affiliates of the Holder, owning or controlling in the aggregate more than a 9.99% Voting Ownership Interest, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder and its BHC Affiliates of Voting Securities of the Company.

(b) Common Stock. Each share of Series D Preferred Stock shall be convertible into Common Stock only (i) simultaneously with the closing of a transfer to a transferee of such Series D Preferred Stock pursuant to a Permitted Transfer (an “Eligible Transferee”) and (ii) at the sole discretion of the Eligible Transferee into a number of shares of Common Stock equal to the then applicable Conversion Rate in the manner set forth in Section 6(c) upon written notice from the Eligible Transferee. The number of shares of Common Stock into which a share of Series C Preferred Stock shall be convertible shall be determined by dividing (i) $100.00 (as adjusted for any split, subdivision, combination or consolidation, recapitalization or similar event with respect to the Series D Preferred Stock) by (ii) the then Conversion Price (subject to the conversion procedures set forth below in Section 6(c)).

(c) Conversion Mechanics.

(i)(A) An Eligible Transferee may elect to convert any or all of such Eligible Transferee’s shares of Series D Preferred Stock acquired pursuant to a Permitted Transfer into Common Stock into a number of shares of Common Stock equal to the then applicable Conversion Rate and (B) a Holder may elect to convert any or all of such Holder’s eligible shares of Series D Preferred Stock in shares of Series C Preferred Stock pursuant to Section 6(a), in each case at any time in whole or from time to time in part, as and when provided in Section 6 upon written notice delivered to the Company (at the registered office of the Company or at any office of any agent or agents of the Company, as may be designated by the Board of Directors, who shall provide prompt notice of such designation to the Holders in accordance with Section 13, specifying the number of shares of Series D Preferred Stock such Eligible Transferee or Holder is electing to convert (“Conversion Notice”), accompanied by the duly endorsed certificate or certificates evidencing outstanding shares of Series D Preferred Stock (“Certificate(s)” and together with the Conversion Notice, the “Conversion Documents”). The conversion date for such conversion shall be the date on which the Company actually receives the Conversion Documents (but in no event later than the date upon which delivery of the Conversion Documents would be deemed pursuant to Section 13) (the “Conversion Date”) and the Person entitled to receive the shares of Common Stock or Series C Preferred Stock, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock or Series C Preferred Stock on the Conversion Date.

(ii) Upon receipt by the Company of the Conversion Documents, the Company shall, as soon as practicable, but in any event within one Trading Day thereafter, send, via facsimile or email, a confirmation of receipt and copies of such Conversion Documents to such Eligible Transferee or Holder and to the transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Conversion Date (and in any event within three Trading Days thereafter (the “Share Delivery Date”) and (A) provided the transfer agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Eligible Transferee or Holder shall be entitled to such Eligible Transferee’s or Holder’s or their respective designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program or if such Eligible Transferee or Holder elected (in the Conversion Notice) to not have the shares of Common Stock or shares of Series C Preferred Stock credited to such Eligible Transferee’s or Holder’s balance account with DTC, issue and deliver, to the address as specified in the Conversion Notice, one or more certificates representing shares of Common Stock to which such Eligible Transferee or Holder shall be entitled. In the event less than all of the shares of Series D Preferred Stock represented by a Certificate are being converted into Common Stock or Series C Preferred Stock by an Eligible Transferee or a Holder, as applicable, a new Certificate, of like tenor, at the Company’s sole cost and expense, shall be issued and delivered promptly (and in no event later than the Share Delivery Date) to such Eligible Transferee or Holder representing the number of such shares of Series D Preferred Stock that are not being converted.

(iii) From and after the Conversion Date, the shares of Series D Preferred Stock to be converted on such Conversion Date will no longer be deemed to be outstanding and all rights of the Eligible Transferee or Holder, as applicable, as Holder (except the right to receive the Common Stock or Series C Preferred Stock upon conversion) shall cease and terminate with respect to such shares; provided that a Holder shall be entitled to receive any Distributions that were declared prior to, but remain unpaid as of, the Conversion Date; provided further that in the event that a share of Series D Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock or Series C Preferred Stock, such share of Series D Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.

(iv) The Company acknowledges that a breach by it of its obligations under this Section 6(c) will cause irreparable harm to an Eligible Transferee and/or a Holder, as applicable. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 6(c) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 6(c), that an Eligible Transferee or a Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and without any bond or other security being required.

(d) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section 7 and this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of any Eligible Transferee and/or any Holder, as applicable, against impairment.

(e) Reservation of Shares Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued (i) Common Stock and (ii) Series C Preferred Stock, in each case solely for the purpose of effecting the conversion of the Series D Preferred Stock such number of shares of Common Stock and Series C Preferred Stock as will from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock (the “Required Reserve Amount”). If at any time while any shares of Series D Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock and/or Series C Preferred Stock, as applicable, to satisfy its obligation to reserve for issuance upon conversion of the Series D Preferred Stock at least a number of shares of Common Stock and/or Series C Preferred Stock, as applicable, equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock and/or Series C Preferred Stock, as applicable, to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series D Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall file a proxy statement for a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and/or Series C Preferred Stock, as applicable. In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and/or Series C Preferred Stock, as applicable, and to cause the Board of Directors to unanimously recommend to the stockholders that they approve such proposal.

(f) Cash Damages. If by the Share Delivery Date, the Company shall fail to issue and deliver to an Eligible Transferee or a Holder, as applicable, (i) the number of shares of Common Stock or Series C Preferred Stock, as applicable, to which such Eligible Transferee or Holder is entitled hereunder upon such Eligible Transferee’s or Holder’s conversion of the Series D Preferred Stock or (ii) a new certificate representing the number of shares of Series D Preferred Stock that are not being converted, in addition to all other available remedies to which such Eligible Transferee or Holder may pursue hereunder and under the Transaction Documents, the Company shall pay additional damages to such Eligible Transferee or Holder on each Business Day after the Share Delivery Date that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the number of shares of Common Stock (in the case of a conversion into Common Stock) or the number of Common Stock issuable upon conversion of the shares of Series C Preferred Stock (in the case of a conversion into Series C Preferred Stock), as applicable, not issued to such Eligible Transferee or Holder by the Share Delivery Date and to which such Eligible Transferee or Holder is entitled (or in the case of failure to deliver a new certificate representing shares of Series D Preferred Stock not being converted, the number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock (assuming that a Permitted Transfer was made to an Eligible Transferee) that would be represented by such certificate as of the Share Delivery Date), multiplied by (B) the Closing Price of the Common Stock on the Share Delivery Date. If the Company fails to pay the damages set forth in this Section 6(f) within five Business Days of the date incurred, then such payments shall bear interest at the rate of 1.5% per month (pro rated for partial months) until such payments are made. Nothing herein shall limit an Eligible Transferee’s or a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock, Series C Preferred Stock and/or a certificate representing the remaining shares of Series D Preferred Stock, as applicable, upon conversion of the Series D Preferred Stock in accordance with the terms hereof.

7. Anti-Dilution Adjustments.

(a) Adjustments for Combinations or Divisions.

(i) Series C Preferred Stock. In the event that the Company at any time or from time to time shall effect a division of the Series C Preferred Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of distributions in Series C Preferred Stock or in any right to acquire the Series C Preferred Stock) and a corresponding division is not made with respect to the Series D Preferred Stock, the number of shares of Series C Preferred Stock issuable on conversion of each share of Series D Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Series C Preferred Stock outstanding. In the event the outstanding Series C Preferred Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Series C Preferred Stock and a corresponding combination or consolidation is not made with respect to the Series D Preferred Stock, the number of shares of Series C Preferred Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Series C Preferred Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Common Stock. In the event that the Company at any time or from time to time shall effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of distributions in Common Stock or in any right to acquire the Common Stock), the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. In the event the outstanding Common Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series D Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustments for Reclassification and Reorganization. If the Common Stock or Series C Preferred Stock, as applicable, issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, consolidation, reclassification or otherwise (other than a division or combination of shares provided for in Section 7(a)), an Eligible Transferee’s or a Holder’s, as applicable, right to convert the Series D Preferred Stock then in effect shall, concurrently with the effectiveness of such transaction, be proportionately adjusted so that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock or Series C Preferred Stock, as applicable, which such Eligible Transferee or Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of such shares that would have been subject to receipt by such Eligible Transferee or Holder upon conversion of the Series D Preferred Stock into Common Stock or Series C Preferred Stock, as applicable, immediately before that change.

(c) Adjustment for Dividends and Distributions.

(i) Common Stock. In the event the Company at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a Distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and

(B) the denominator of which shall be (A) the total number of shares of Common Stock issued and outstanding immediately after prior to the time of such issuance on the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, however, if such record date shall have been fixed and such Distribution is not fully paid on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 7(c) as of the time of actual payment of such Distribution.

(ii) Series C Preferred Stock. In the event the Company at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Series C Preferred Stock entitled to receive, a Distribution payable on the Series C Preferred Stock in additional shares of Series C Preferred Stock and a corresponding Distribution in shares of Series D Preferred Stock is not made with respect to the Series D Preferred Stock, then and in each such event the number of shares of Series C Preferred Stock issuable on conversion of each share of Series D Preferred Stock shall be increased in proportion to the increase in the aggregate number of shares of Series C Preferred Stock outstanding.

(d) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than five Business Days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder and Eligible Transferee a certificate executed by the Company’s President and Chief Executive Officer (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any Holder or Eligible Transferee (but in any event not later than five Business Days following such request), furnish or cause to be furnished to such Holder or Eligible Transferee a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock, the number of shares of Series C Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock.

8. Redemption. Except as set forth in Section 5(d), the Series D Preferred Stock shall not be redeemable either at the Company’s option or at the option of the Holders at any time. Notwithstanding the foregoing, the Company shall not be prohibited from repurchasing or otherwise acquiring shares of Series D Preferred Stock in voluntary transactions; provided that Company must offer to repurchase shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on a pro rata basis among the Holders, the holders of Series C Preferred Stock and the holders of Series E Preferred Stock. Subject to Section 10, any shares of Series D Preferred Stock repurchased or otherwise acquired may be cancelled by the Company and thereafter be reissued as shares of any series of preferred stock of the Company. The Company may not purchase, repurchase or redeem any Junior Securities (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase Junior Securities upon the termination of services at cost).

9. Voting Rights. Holders of the Series D Preferred Stock shall not have any voting rights except as otherwise required by Section 10 or from time to time under applicable law.

10. Protective Provisions. So long as any shares of Series D Preferred Stock are issued and outstanding, the Company will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series D Preferred Stock, (a) issue additional amounts or classes of Senior Securities, (b) modify the terms of the Series D Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Company in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series D Preferred Stock are in arrears or (e) take any other action which, under the laws of Delaware or any other applicable law, requires the prior approval (by vote or written consent) of the Series D Preferred Stock voting as a separate class.

11. Assumption. Upon the occurrence of any Reorganization, the Company shall cause the Surviving Party to, and the Surviving Party shall, be substituted for the Company (so that from and after the date of such Reorganization, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to such Surviving Party) and succeed to and assume all of the obligations, rights and powers of the Company under this Certificate of Designations with the same effect as if such Surviving Party had been named as the Company herein with respect to the shares of Series D Preferred Stock of any Holder who elects such assumption. Upon consummation of such Reorganization, the Surviving Party shall deliver to each Holder that (a) did not elect to treat such Reorganization (if such Reorganization constitutes a Change in Control) as a Deemed Liquidation with respect to all such Holder’s shares of Series D Preferred Stock and (b) elected to have such Surviving Party succeed to the Company’s obligations hereunder, confirmation that there shall be issued upon conversion of the shares of Series D Preferred Stock at any time after the consummation of such Reorganization, in lieu of the shares of Common Stock and/or Series C Preferred Stock issuable upon the conversion of the shares of Series D Preferred Stock prior to such Reorganization, such shares of common stock or preferred stock (or their equivalent) of the Surviving Party, as adjusted to reflect the value of such Reorganization, in accordance with the provisions of this Certificate of Designations. The provisions of this Section 11 shall apply similarly and equally to successive Reorganizations and shall be applied without regard to any limitations on the conversion of the shares of Series D Preferred Stock.

12. Taxes.

(a) If the Company believes that it is required to make a deduction or withholding for or on account of tax from a payment due to a Holder under this Certificate of Designations (or that there is a change in the rate or the basis of such deduction or withholding), the Company shall notify the affected Holders promptly and provide such Holders with a reasonable opportunity to provide any necessary information that may enable the Holders to avoid such deduction or withholding.

(b) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock or Series C Preferred Stock upon conversion or due upon the issuance of a new Certificate for any shares of Series D Preferred Stock not converted, except for any documentary, stamp or similar issue or transfer tax due because any shares of Common Stock, Series C Preferred Stock or Series D Preferred Stock are issued in a name other than the name of the converting Holder.

13. Notices. Any notice required by the provisions hereof to be given must be made in writing and will be deemed delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one Business Day after deposit with an overnight courier service or (iv) five days after being sent by certified or registered mail, in each case properly addressed to the party to receive such notice. Unless the Company otherwise provides the Holders notice thereof in accordance with this Section 13, the Company’s address for notices hereunder shall be 357 Roosevelt Road, Glen Ellyn, Illinois 60137.

14. Record Holders. To the fullest extent permitted by law, the Company will be entitled to recognize the Holder of record as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it will have express or other notice thereof.

15. No Preemptive Rights. Except as otherwise set forth in any agreement with the Company, no share of Series D Preferred Stock has any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

16. Other Rights. The shares of Series D Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its President and Chief Executive Officer and attested by its Corporate Secretary on this 21st day of December, 2012.

/s/ Scott W. Hamer
Scott W. Hamer President and Chief Executive Officer

/s/ Christopher P. Barton
Christopher P. Barton Corporate Secretary

17